Exhibit 99.1

ENCORE CAPITAL GROUP ANNOUNCES FINAL RESOLUTION WITH TEXAS ATTORNEY GENERAL’S OFFICE

SAN DIEGO – December 22, 2011 – Encore Capital Group, Inc. announced the resolution of litigation initiated earlier this year by the Office of the Attorney General of the State of Texas against Encore Capital Group and certain subsidiaries. The resolution was in line with what the company announced in connection with its 2011 third quarter financial results.

About Encore Capital Group, Inc.

Encore Capital Group is a leader in consumer debt buying and recovery. The company purchases portfolios of defaulted consumer receivables from major banks, credit unions, and utility providers and partners with individuals as they repay their obligations and work toward financial recovery. Encore’s success and future growth are driven by its sophisticated and widespread use of analytics, its broad investments in data and behavioral science, the significant cost advantages provided by both its worldwide operations and its enterprise-wide, account-level cost database, and the company’s demonstrated commitment to conducting business ethically and in ways that support its consumers’ financial recovery.

Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P SmallCap 600, and the Wilshire 4500. More information about the company can be found at www.encorecapital.com.

For media inquiries, please contact:

George Durham

Encore Capital Group, george.durham@encorecapital.com

(858) 309-9491

Mary McCeney

MSLGROUP, for Encore Capital Group mary.mcceney@mslgroup.com

(646) 500-7738

SOURCE: Encore Capital Group, Inc.